EXHIBIT 99.1

May 10, 2006

iPAYMENT, INC.	FOR IMMEDIATE RELEASE
40 Burton Hills Boulevard, Suite 415
Nashville, TN 37215
(615) 665-1858

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Clay Whitson
Chief Financial Officer
(615) 665-1858, Ext. 115
iPAYMENT COMPLETES MERGER TRANSACTION AND WILL CEASE TO TRADE
PUBLICLY AT CLOSE OF BUSINESS TODAY
NASHVILLE, Tennessee – (May 10, 2006) – iPayment, Inc. (NASDAQ: IPMT) today announced the consummation of the merger among iPayment Holdings, Inc. (“Holdings”), iPayment MergerCo, Inc. and iPayment, Inc., through which each issued and outstanding share of iPayment’s common stock has been converted into the right to receive $43.50 in cash without interest (other than shares of iPayment’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger, shares of iPayment’s common stock held by iPayment or any of its subsidiaries or shares held by iPayment’s stockholders who have perfected their appraisal rights under Delaware law, if any). As a result of the transaction, iPayment’s common stock will cease trading on the Nasdaq National Market and will be delisted at the close of business today.
iPayment has appointed the American Stock Transfer & Trust Company as paying agent for payment of the merger consideration. iPayment anticipates that the paying agent will contact stockholders soon with instructions on how to receive payment for their shares. Stockholders do not need to take any action regarding their shares until contacted by the paying agent.
iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 140,000 small merchants across the United States. iPayment’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.
Information in this press release contains “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K for 2005. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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